Exhibit 99.1
USG CORPORATION
INVESTMENT PLAN
REPORT ON AUDITED
FINANCIAL STATEMENTS AND
SUPPLEMENTAL SCHEDULES
YEARS ENDED DECEMBER 31, 2007 AND 2006

USG CORPORATION INVESTMENT PLAN
TABLE OF CONTENTS

PAGE

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM	1
FINANCIAL STATEMENTS:
Statements of Net Assets Available for Benefits	2
Statements of Changes in Net Assets Available for Benefits	3
Notes to Financial Statements	4
SUPPLEMENTAL SCHEDULES:
I. Schedule of Investments Held at Year End	13
II. Schedule of Reportable Transactions	14

Member of the American Institute Of Certified Public Accountants

Member of the Illinois CPA Society
HillTaylor
Hill Taylor, LLC Certified Public Accountants 116 South Michigan Avenue, 11th Floor Chicago, Illinois 60603 V 312-332-4964 F 312-332-0181
REPORT OF INDEPENDENT
REGISTERED PUBLIC ACCOUNTING FIRM
PENSION AND INVESTMENT COMMITTEE
USG CORPORATION
We have audited the accompanying statements of net assets available for benefits of the USG Corporation Investment Plan as of December 31, 2007 and 2006, and the related statements of changes in net assets available for benefits for the years then ended. These financial statements are the responsibility of the Plan’s management. Our responsibility is to express an opinion on these financial statements based on our audits.
We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.
In our opinion, the financial statements referred to above present fairly, in all material respects, the net assets available for benefits of the Plan as of December 31, 2007 and 2006, and the changes in net assets available for benefits for the years then ended in conformity with accounting principles generally accepted in the United States of America.
Our audits were performed for the purpose of forming an opinion on the basic financial statements taken as a whole. The supplemental schedules of investments held at year end as of December 31, 2007, and reportable transactions for the year ended December 31, 2007, are presented for the purpose of additional analysis and are not a required part of the basic financial statements but are supplementary information required by the Department of Labor’s Rules and Regulations for Reporting and Disclosure under the Employee Retirement Income Security Act of 1974. These supplemental schedules are the responsibility of the Plan’s management. The supplemental schedules have been subjected to the auditing procedures applied in the audits of the basic financial statements and, in our opinion, are fairly stated in all material respects in relation to the basic financial statements taken as a whole.
/s/ Hill, Taylor LLC
June 24, 2008

USG CORPORATION INVESTMENT PLAN
STATEMENTS OF NET ASSETS AVAILABLE FOR BENEFITS
DECEMBER 31, 2007 AND 2006

	2007	2006
ASSETS:
Investments, at fair value	$686,835,759	$649,706,407

Receivable:
Interest and dividends receivable	132,756	1,044,913

Total Receivable	132,756	1,044,913

Total Assets	686,968,515	650,751,320

LIABILITIES:
Accrued administrative Fees	206,449	115,662
Securities purchased but not yet paid	1,260,169	1,008,014

Total Liabilities	1,466,618	1,123,676

NET ASSETS AVAILABLE FOR BENEFITS AT FAIR VALUE	685,501,897	649,627,644
Adjustment from fair value to contract value for fully benefit-responsive investment contracts	1,600,769	2,885,194

NET ASSETS AVAILABLE FOR BENEFITS	$687,102,666	$652,512,838

The accompanying notes to financial statements are an integral part of these statements.

USG CORPORATION INVESTMENT PLAN
STATEMENTS OF CHANGES IN NET ASSETS AVAILABLE FOR BENEFITS
YEARS ENDED DECEMBER 31, 2007 AND 2006

	2007	2006

NET ASSETS AVAILABLE FOR BENEFITS, beginning of year	$652,512,838	$583,874,999

ADD (DEDUCT):

Corporation contributions	15,503,254	14,886,170

Employee contributions	45,453,237	42,310,671

	60,956,491	57,196,841

Income from investments:
Dividend income	6,436,394	4,808,518
Interest income	16,197,799	14,462,556
Realized gain on sale of investments	40,532,668	22,874,453
Unrealized appreciation (depreciation) for the year	(25,910,331)	14,610,401

	37,256,530	56,755,928

Benefit payments and participant withdrawals	(62,947,803)	(44,548,605)

Net transactions due to loans	242,778	61,798

Administrative expenses	(918,168)	(828,123)

Net increase in assets during the year	34,589,828	68,637,839

NET ASSETS AVAILABLE FOR BENEFITS, end of year	$687,102,666	$652,512,838

The accompanying notes to financial statements are an integral part of these statements.

USG CORPORATION
INVESTMENT PLAN
NOTES TO FINANCIAL STATEMENTS
DECEMBER 31, 2007 AND 2006
1.	DESCRIPTION OF THE PLAN

The USG Corporation Investment Plan, also known as the USG Corporation Investment Plan for Salaried Employees prior to January 1, 1989 (the Plan), was approved by the stockholders of the Corporation on May 11, 1977, and became effective on July 1, 1977. The Plan was subsequently amended and completely restated effective as of January 1, 1989 and most recently as of July 1, 1997 (restated Plan). The amendments and restatements incorporate all prior amendments to the Plan and make changes to reflect the merger of the USG Corporation Savings Plan for Hourly Employees and change the name of the Plan to the USG Corporation Investment Plan, effective January 1, 1989; and to implement the daily valuation of investments in the participants’ accounts at fair market value on each business day effective July 1, 1997.

The Plan was established to provide a means for eligible hourly and salaried employees to participate in the earnings of the Corporation, to build a supplemental retirement fund and to provide additional disability and death benefits.

The Plan provides, among other things, that participants may contribute up to 20% (12% for highly compensated employees) of their eligible pay to the Plan through payroll deductions on a before-tax basis during the year. The amount of distributions to be made upon withdrawal from the Plan is dependent upon the participant’s and the Corporation’s contributions. The Plan requires completion of three years of credited service in order to be 100% vested in the Corporation contribution. Employee contributions are always 100% vested. In addition, the Plan contains provisions under which the entire amount credited to a participant’s account is distributable upon a participant’s retirement, disability, or death.

Employee contributions are invested by the Trustee in any one or a combination of nine funds: (a) common stock of USG Corporation (USG Common Stock Fund), (b) an equity index fund which provides investment results that are designed to correspond to the performance of publicly traded common stocks, as represented by the Standard & Poor’s 500 Composite Stock Price Index (Equity Index Fund), (c) a balanced fund which invests in several broadly diversified asset classes, including domestic and foreign common stock and bonds, preferred stocks and cash (Balanced Fund), (d) a growth fund which invests primarily in equity securities of large market capitalization companies with earnings that are expected to grow at an above-average rate, but may be further diversified by investment of a small portion of the assets in domestic bonds, foreign common stocks and bonds, and cash (Growth Fund), (e) a small-mid cap equity fund which seeks maximum long-term growth of capital by investing in common stock of rapidly growing U.S. small and mid cap companies with market capitalizations of less than $1.5 billion and $8.5 billion, respectively, at the time of initial investment (Small-Mid Cap Equity Fund), (f) a large cap value fund which seeks to provide long-term growth of principal and income by investing in common stocks of companies that appear to be temporarily undervalued by the stock market but have a favorable outlook for long-term growth (Large Cap

Value Fund), (g) an international equity fund which seeks long-term capital appreciation through investments in common stock of established non-U.S. companies (International Equity Fund), (h) a bond fund which seeks to provide current income and preservation of capital by investing in investment grade corporate debt securities, government bonds and mortgages in both U.S. and foreign markets, (Bond Fund) or (i) a managed separate account which seeks to preserve principal and income while maximizing current income by investing in a diversified pool of Guaranteed Investment Contracts (GICs), separate account GICs, synthetic GICs or Structured Investment Contracts (SICs) and Bank Investment Contracts (BICs) of varying maturity, size and yield (Stable Value Fund).

The Equity Index Fund is invested in the Vanguard Institutional Index Fund.

The Balanced Fund is invested in the Fidelity Puritan Fund.

The Growth Fund is invested in the American Funds Growth Fund of America.

The Small-Mid Cap Equity Fund is invested in the Franklin Small-Mid Cap Growth Fund — Class A.

The Large Cap Value Fund is invested in the Dodge & Cox Stock Fund.

The International Equity Fund is invested in the Templeton Institutional Funds — Foreign Equity Fund — Primary Shares

The Bond Fund is invested in the PIMCO Total Return Fund — Institutional Class.

The Stable Value Fund is managed by JPMorgan. At December 31, 2007, the Stable Value Fund was primarily composed of group annuity contracts maintained by banks and insurance companies.

Participants may elect to have their contributions invested in 1% increments in any fund or combination of funds and to change their contribution rate, suspend or resume their contributions, change their investment allocations, transfer their investments from one fund to another and apply for a loan by contacting Your Benefits Resources through either an automated telephone service or a secured interactive website, via the Internet, on any day. Certain executive officers of the Corporation must pre-clear any transfer out of the USG Common Stock Fund with the USG Corporate Secretary.

The Corporation makes a regular 50% matching contribution up to the first 6% of the participants’ eligible pay contributed to the Plan, credited to the participants’ accounts each pay period. Participants are vested in the Corporate contributions after three years.

Employer contribution amounts forfeited by terminated employees are applied as a credit against future Corporate contributions or used to pay administrative expenses and other fees of the Plan and are held in the Forfeiture Cash Account.

New employees are immediately eligible to join the Plan and are automatically enrolled in the Plan on their hire date unless the employee elects not to join the Plan.

Effective November 8, 2000 through December 31, 2006, additional participant or employer contributions to the USG Common Stock Fund were not allowed by order of the fifth amendment. The amendment also did not allow the transfer of any portion of a participant’s interest from any other fund into the USG Common Stock Fund.

The thirteenth amendment to the Plan, effective January 1, 2006, expanded the definition of hardship withdrawals to include burial or funeral expenses and casualty damage to the participant’s principal residence. Language was also added to clarify the allocation of income due to excess contributions in accord with Treasury regulations. Effective April 1, 2006, in the event of the death of a participant who has no surviving spouse, no beneficiary designation on file or a designated legal representative, the Pension and Investment Committee (the Committee) may direct payment of the participant’s balance to one or more of the participant’s relatives in such equal or unequal proportions as it determines. The Committee will use personnel records and any other data readily available and known to the Committee. The USG Common Stock Fund received rights to purchase an additional common share of USG Corporation for each outstanding share held pursuant to a declaration of the USG Board of Directors on January 29, 2006. Effective July 1, 2006, the Trustee was directed to sell the rights to purchase additional shares of common stock of the Company received by the Plan and to use the proceeds to purchase additional shares of common stock of the Company.

The fourteenth amendment to the Plan, effective January 1, 2006, states that any distributions made after the end of a Plan year in order to pass the discrimination test, shall be credited with income in accordance with Treasury regulations up to the date of the distribution. It also states that the change of a participant’s status from employee to leased employee does not constitute a severance of employment that would permit a distribution to the participant. Effective January 1, 2007, participants are allowed to direct up to a maximum of 25% of future participant contributions, and associated employer matching contributions, if any, into the USG Common Stock Fund.

If the Trustee is unable to invest any contributions immediately, the funds are temporarily invested in short-term investment funds and any earnings in the fund are credited to the participants’ accounts.

The Plan funds are administered under the terms of a Trust agreement with The Northern Trust Company. The Trust agreement provides, among other things, that the Trustee shall keep account of all investments, receipts and disbursements and other transactions and shall provide annually a report setting forth such transactions and the status of the funds at the end of the period.

The Plan is administered by the Pension and Investment Committee, which consists of seven members appointed by the Corporation. Administrative expenses and other fees of the Plan are shared by the Corporation and the participants.

At December 31, 2007 and 2006, there were approximately 12,534 and 13,320 participants in the Plan, respectively.

2.	SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

The amounts in the accompanying statements were accumulated from the reports of the Trustee (Note 1). The financial statements of the Plan are prepared under the accrual method of accounting. Contributions to the Plan are made throughout the year and adjustments are made to the financial statements to accrue for the portion of annual contributions unpaid at year-end.

The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets, liabilities, and changes therein, and disclosure of contingent assets and liabilities. Actual results could differ from those estimates.

As described in Financial Accounting Standards Board Staff Position, FSP AAG INV-1 and SOP 94-4-1, Reporting of Fully Benefit-Responsive Investment Contracts Held by Certain Investment Companies Subject to the AICPA Investment Company Guide and Defined-Contribution Health and Welfare and Pension Plans (the FSP), investment contracts held by a defined-contribution plan are required to be reported at fair value. However, contract value is the relevant measurement attribute for that portion of the net assets available for benefits of a defined-contribution plan attributable to fully benefit-responsive investment contracts because contract value is the amount participants would receive if they were to initiate permitted transactions under the terms of the Plan. As required by the FSP, the Statement of Net Assets Available for Benefits presents the fair value of the investment contracts as well as the adjustment of the fully benefit-responsive investment contracts from fair value to contract value. The Statement of Changes in Net Assets Available for Benefits is prepared on a contract value basis.

The Plan’s investments are stated at fair value. Quoted market prices are used to value investments. Shares of mutual funds are valued at the net asset value of shares held by the Plan at year end. The Company stock is valued at its quoted market price. Participant loans are valued at their outstanding balances, which approximate fair value. The fair value of the guaranteed investment contracts are calculated by discounting the related cash flows based on current yields of similar instruments with comparable durations.

Purchases and sales of securities are recorded on a trade-date basis. Interest income is recorded on the accrual basis. Dividends are recorded on the ex-dividend date. Realized gains or losses on the sale of investments are calculated based upon the historical average cost of the investments. Unrealized appreciation or depreciation of investments of the Plan represents the change between years in the difference between the market value and cost of the investments.

For the USG Common Stock Fund, cost was $7,720,350 and $8,073,989 as of December 31, 2007 and 2006, respectively. For the Equity Index Fund, market value exceeded cost by $18,606,642 at December 31, 2007 and by $19,458,026 at December 31, 2006. For the Balanced Fund, market value exceeded cost by $458,646 at December 31, 2007 and by $3,151,694 at December 31, 2006. For the Growth Fund, market value exceeded cost by $5,937,143 at December 31, 2007 and by $4,955,226 at December 31, 2006. For the Small-Mid Cap Equity Fund, cost exceeded market value by $2,542,334 at December 31, 2007 and market value exceeded cost by $3,576,498 at December 31, 2006. For the Large Cap Value Fund, market value exceeded cost by $2,068,390 at December 31, 2007 and by $11,918,330 at December 31, 2006. For the International Equity Fund, cost exceeded market value by $972,091 at December 31, 2007 and market value exceeded cost by $2,539,352 at December 31, 2006. For the Bond Fund, market value exceeded cost by $335,565 at December 31, 2007 and cost exceeded market value by $453,014 at December 31, 2006.

Pending transactions due to loans represent reconciliations of the loan amounts between the Trustee and recordkeeper at year-end, which will be posted to the Trustee’s records in the subsequent year.

Benefits are recorded when paid.

3.	SYNTHETIC GUARANTEED INVESTMENT CONTRACTS

The Stable Value Fund holds investments in synthetic guaranteed investment contracts (synthetic GICs) and cash and cash equivalents. The investments in synthetic GICs are presented at fair value, which equals the total of the fair value of the underlying assets plus the total wrapper value. The wrapper value is calculated by discounting the annual wrap fee over the duration of the contract assets. The wrapper value is zero at December 31, 2007 and 2006.

In determining the net assets available for benefits, the synthetic GICs are recorded at their contract values, which are equal to principal balance plus accrued interest. As provided in the FSP, an investment contract is generally valued at contract value, rather than fair value, to the extent it is fully benefit-responsive.

The Stable Value Fund is credited with earnings on the underlying investments and charged for participant withdrawals and administrative expenses. The synthetic GICs issuers are contractually obligated to repay the principal and a specified interest rate that is guaranteed to the Plan.

The GICs included in the financial statements at contract value are as reported to the Plan by the issuers. Contract value represents contributions made under the contract, plus earnings, less participant withdrawals and administrative expenses. Participants may ordinarily direct the withdrawal or transfer of all or a portion of their investment at contract value. There are currently no reserves against contract values for credit risk of the contract issuers or otherwise.

Certain events limit the ability of the Plan to transact at contract value with the issuer. Such events include the following: (i) amendments to the plan documents (including complete or partial plan termination or merger with another plan), (ii) changes to plan’s prohibition on competing investment options or deletion of equity wash provisions, (iii) bankruptcy of the plan sponsor or other plan sponsor events (for example, divestitures or spin-offs of a subsidiary) that cause a significant withdrawal from the Plan, or (iv) the failure of the trust to qualify for exemption from federal income taxes or any required prohibited transaction exemption under ERISA. The Plan administrator does not believe that the occurrence of any such event, which would limit the Plan’s ability to transact at contract value with participants, is probable.

The synthetic GICs do not permit the insurance companies to terminate the agreement prior to the scheduled maturity dates.

The average yield of the synthetic GICs based on actual earnings was approximately 6.65% and 5.14% at December 31, 2007 and 2006, respectively. The average yield of the GICs based on interest rate credited to participants was approximately 5.52% and 5.05% at December 31, 2007 and 2006, respectively.

4.	TAX STATUS

The Plan, as amended and restated, effective July 1, 1997, meets the requirements of Section 401(a) of the Internal Revenue Code and, accordingly, its income is exempt from Federal income tax under Section 501(a). Employer contributions and the income of the Plan are not taxable to the participants until distributions are made.

5.	DISTRIBUTION ON TERMINATION OF THE PLAN

In the event of termination of the Plan, the account balances of all affected participants shall become non-forfeitable.

6.	INVESTMENTS

The following is a summary of the Plan’s investments as well as the net realized and unrealized appreciation (depreciation) for 2007 and 2006:

	2007		2006
		NET		NET
		APPRECIATION		APPRECIATION
	FAIR	(DEPRECIATION)	FAIR	(DEPRECIATION)
	VALUE	IN FAIR VALUE	VALUE	IN FAIR VALUE

Common Stock:

USG Common Stock	$8,313,444	$(4,529,621)	$13,302,590	$1,538,789

Mutual Funds:

Vanguard Index Trust	80,530,179	2,957,247	83,102,190	9,766,223
Fidelity Puritan Fund	42,632,899	1,328,588	40,927,836	3,936,436
American Funds Growth Fund	72,570,872	6,186,260	63,265,637	5,508,641
Franklin Small-Mid Cap Growth Fund	48,429,434	4,131,862	37,028,205	2,409,080
Dodge & Cox Stock Fund	61,259,623	(575,144)	72,004,037	9,387,556
Templeton Foreign Equity Fund	48,591,060	4,333,815	—	—
Templeton Foreign Fund	—	—	38,278,464	5,100,298
PIMCO Total Return Fund	24,679,975	789,330	18,530,548	(162,169)

	387,007,486	14,622,337	366,439,507	37,484,854

Mortgages, notes, Contracts	252,859,765	—	240,409,126	—
JP Morgan Chase Liquidity Fund	5,886,665	—	—	—
Collective Short-Term Investment Fund	3,440,849	—	6,900,334	—
Employee loans Receivable	37,640,994	—	35,957,440	—

TOTAL INVESTMENTS	$686,835,759	$14,622,337	$649,706,407	$37,484,854

All investments in the Plan are participant-directed investments.

At December 31, 2007 and 2006, the following investments (participant-directed) exceeded 5% of the net assets available for Plan benefits:

	2007	2006

Vanguard Index Trust	$80,530,179	$83,102,190
Fidelity Puritan Fund	42,632,899	40,927,836
American Funds Growth Fund of America	72,570,872	63,265,637
Templeton Foreign Equity Fund	48,591,060	—
Templeton Foreign Fund	—	38,278,464
Franklin Small-Mid Cap Growth Fund	48,429,434	37,028,205
Dodge & Cox Stock Fund	61,259,623	72,004,037
AIG Contract 1127573	63,214,941	—
Bank of America Contract 07-067	63,214,941	—
Bank of America Contract 03-087	—	43,148,214
ING Life Insurance Contract 60035	—	35,754,483
Natixis Contract 1077-03	63,214,941	—
State Street Bank & Trust Contract 107099	63,214,942	—
State Street Bank & Trust Contract 103097	—	43,135,682
UBS, Contract 5171	—	38,253,576
7.	PARTICIPANT LOANS

Participants are able to obtain loans from the Plan. Under the Plan’s loan provisions, the maximum loan allowable is one half of a participant’s vested account balance or $50,000, whichever is less. The minimum loan amount is $1,000. Additional amounts can be taken in $1 increments. A participant must have a vested account balance of at least $2,000 before he or she can apply for a loan. The Plan restricts the participant to no more than two loans outstanding at a time. Most loans can be repaid by the participant over a five-year period, or sooner, in full, with interest at the prime rate in effect at the time of requesting the loan. A residential loan can be repaid over a period of up to 30 years. Default on a loan by a participant is treated as a hardship withdrawal and subject to IRS penalties.

8.	RECENTLY ISSUED ACCOUNTING STANDARDS

In July 2006, the Financial Accounting Standards Board (FASB) issued FASB Interpretation No. 48, Accounting for Uncertainty in Income Taxes, an Interpretation of FASB Statement No. 109 (FIN 48). FIN 48 clarifies the accounting for uncertainty in income taxes recognized in an enterprise’s financial statements and prescribes a threshold of more-likely-than-not for recognition of tax benefits of uncertain tax positions taken or expected to be taken in a tax return. FIN 48 also provides related guidance on measurement, derecognition, classification, interest and penalties, and disclosure. The Plan adopted FIN 48 on January 1, 2007 and has determined that the application of this standard will not impact the financial statements.

In September 2006, FASB issued FASB Statement No. 157, Fair Value Measurement (SFAS No. 157), which defines fair value, establishes a framework for measuring fair value, and expands disclosures about fair value measurements. SFAS No. 157 is effective for fiscal years beginning after November 15, 2007, and interim periods within those fiscal years. The Plan is currently evaluating the impact of adopting SFAS No. 157 on the Plan’s financial statements.

SCHEDULE I
USG CORPORATION
INVESTMENT PLAN
SCHEDULE OF INVESTMENTS HELD AT YEAR END
DECEMBER 31, 2007

	PRINCIPAL
	AMOUNT/NUMBER OF		FAIR
	SHARES	COST	VALUE
COMMON STOCK
USG Corporation	232,284	$7,720,350	$8,313,444
Vanguard Index Trust	600,344	61,923,537	80,530,179
Fidelity Puritan Fund	2,240,299	42,174,253	42,632,899
American Funds Growth Fund of America	2,134,437	66,633,729	72,570,872
Franklin Small-Mid Cap Growth Fund	1,367,677	50,971,768	48,429,434
Dodge & Cox Stock Fund	443,076	59,191,233	61,259,623
Templeton Foreign Fund	1,698,988	49,563,151	48,591,060

TOTAL COMMON STOCK		338,178,021	362,327,511

CORPORATE BONDS
PIMCO Total Return Fund	2,308,697	24,344,410	24,679,975

CONTRACTS
AIG, 1127573	$63,615,134	63,615,134	63,214,941
Bank of America, 07-067	$63,615,134	63,615,134	63,214,941
Natixis, 1077-03	$63,615,133	63,615,133	63,214,941
State Street Bank & Trust Contract 107099	$63,615,133	63,615,133	63,214,942

TOTAL CONTRACTS	$254,460,534	254,460,534	252,859,765

SHORT-TERM INVESTMENTS
Collective Short-Term Investment Fund	$3,440,849	3,440,849	3,440,849
JP Morgan Chase Bank Liquidity Fund	$5,886,665	5,886,665	5,886,665

TOTAL SHORT-TERM	$9,327,514	9,327,514	9,327,514

EMPLOYEE LOANS RECEIVABLE
(Interest rates ranging from 4% to 9.5%)	$—	—	37,640,994

TOTAL INVESTMENTS		$626,310,479	$686,835,759

SCHEDULE II
USG CORPORATION
INVESTMENT PLAN
SCHEDULE OF REPORTABLE TRANSACTIONS
FOR THE YEAR ENDED DECEMBER 31, 2007
SERIES OF TRANSACTIONS IN THE SAME SECURITY:

	TOTAL	COST	TOTAL	CURRENT
DESCRIPTION OF	NUMBER OF	OF	NUMBER OF	VALUE OF
SECURITY	PURCHASES	ASSET	SALES	SALES

None